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                                                                    Exhibit 99.1

                             [ARGONAUT LETTERHEAD]



                                 August 5, 2004



Seymour Holtzman
Chairman
Jewelcor Companies
100 North Wilkes-Barre Boulevard
Wilkes-Barre, PA  18702

Dear Seymour:

         I am writing with regard to your August 3, 2004 letter.

         Let me say first that I find the comments you made during our investor conference call offensive to both me and to the Company. My statements on the call were, as always, completely candid and truthful, consistent not just with my obligations as a CEO, but also with my personal business practices and ethics. I hope that going forward we can communicate with each other without resorting to insults and derogatory comments, even when we have differing views.

         Let me now respond to your specific points. The by-law amendment to change the number of votes necessary to call a special meeting was made by Argonaut's Board of Directors after considerable review. Let me point out that from the Company's initial public offering in 2000 until early 2003 the Company's by-laws did not even allow shareholders to call a special meeting. It was only last year that this was amended to allow shareholders owning 10% of the Company's outstanding stock to call a special meeting in order to comply with a regulatory requirement in connection with the Company's move to the Nasdaq SmallCap Market. When the Company returned to the Nasdaq National Market, the Board believed it appropriate to reconsider the matter and it evaluated a number of alternatives. The Board's actions are consistent with its fiduciary duties to ensure that all of the Company's shareholders are protected in the event that one or more shareholders seeks to use the Company and its assets for purposes which are contrary to the long-term interests of the Company and its shareholders.

         Next, I question your criticism of the Board for incurring legal and other costs related to outside advisors. Since we do not have in-house legal counsel (as part of our efforts to run the Company as efficiently as possible), we must rely on our outside counsel when issues outside of the ordinary course of business arise. I believe it only prudent to have legal counsel available to the Board to advise it on the Board's rights and responsibilities before taking any actions.

         And last, I believe any estimates of costs related to a special meeting are beside the point. If a special meeting is called, the Company will spend whatever is necessary to make sure that all shareholders are properly informed so that they can make a fully considered decision. I will note that the more relevant "costs" here are the substantial diversion of management time and resources from our core business matters.
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Page 2
August 5, 2004
Seymour Holtzman




         As I have told you in our many prior discussions, if you have issues or differing views as to how the Company should operate or about any other aspect of the Company's business, I invite you to meet with me so that I can address your concerns directly. Furthermore, I am quite willing to share material, non-public information with you if you are willing to enter into a standard confidentiality agreement, and to share with you my plans as to how the Company intends to improve its results.

         In closing, I would like to reiterate the offer I have repeatedly made to meet with you and Mr. Husic in person, including traveling to Florida for your convenience. I would hope that we can work together to build more value for all of Argonaut's shareholders.


                                   Sincerely,


                                   /s/ Lissa A. Goldenstein
                                   ------------------------
                                   Lissa A. Goldenstein